Exhibit 99.4

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA 17543-7000
Tel 717-626-4721
NEWS RELEASE	Fax 717-626-1874

For Immediate Release

MEDIA CONTACT:
Stephen Trapnell	Bryan Evans
Susquehanna Bancshares, Inc.	Reverb – DBC
(717) 625-6548	(215) 957-0300
communications@susquehanna.net	bevans@dbcommunications.net

Susquehanna Bancshares Announces Executive Promotions

LITITZ, Pa. (June 5, 2008): William J. Reuter, Chairman and Chief Executive Officer of Susquehanna Bancshares Inc., announced that the Board of Directors recently promoted four executives in its leadership team. Susquehanna Bancshares is a regional financial services holding company that operates several banks, as well as wealth management and other subsidiaries.

Eddie L. Dunklebarger has been named President and Chief Operating Officer of Susquehanna Bancshares. He formerly was an Executive Vice President of the holding company. Dunklebarger also serves as President and Chief Executive Officer of the holding company’s subsidiary, Susquehanna Bank PA, based in Lancaster, Pa. A York resident, he has 26 years of experience in the banking industry, including 15 with Susquehanna and its predecessor banks.

“The position of President and COO reflects the central role that Eddie has in the ongoing growth and development of our banking operations and subsidiaries,” Reuter said. As Chairman and CEO, Reuter has oversight of the president/COO, as well as the company’s finance, audit, credit, and administration departments. In addition, he has responsibility for its wealth management and additional financial service subsidiaries.

Jeffrey M. Seibert, of Hanover, has joined the executive officers of Susquehanna Bancshares as an Executive Vice President. Seibert is Senior Executive Vice President and Chief Operating Officer of Susquehanna Bank PA. He has more than 25 years of experience in banking, including 13 years with Susquehanna and its predecessor banks.

John H. Montgomery, of Brownstown, has joined Susquehanna Bancshares’ corporate officers as a Senior Vice President. He is a Senior Executive Vice President of Susquehanna Bank PA, serving as the Regional Executive for Lancaster, Berks and Chester counties. He joined Susquehanna in 2005 and has 20 years of experience in the banking industry.

Michael E. Hough, of Hagerstown, Md., has also been named a Senior Vice President of Susquehanna Bancshares. Hough is President and Chief Operating Officer of the holding company’s Susquehanna Bank based in Hagerstown. He has more than 20 years of experience with the bank.

About Susquehanna Bancshares, Inc.

Susquehanna Bancshares, Inc. (Nasdaq: SUSQ) is a financial services holding company with assets of approximately $13 billion. Headquartered in Lititz, Pa., the company provides financial services through its three commercial banks at more than 235 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $9 billion in assets under management and administration. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.